FOR IMMEDIATE RELEASE

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES TO PRESENT
AT THE RODMAN & RENSHAW ANNUAL CHINA INVESTMENT CONFERENCE ON MONDAY, MARCH 7TH IN SHANGHAI, CHINA

PINGDINGSHAN, China – February 24, 2011 - SinoCoking Coal and Coke Chemical Industries, Inc. (Nasdaq:SCOK) (the "Company" or "SinoCoking"), a vertically-integrated coal and coke processor, today announced that it will be addressing institutional investors at the Rodman & Renshaw Annual China Investment Conference, on Monday, March 7, 2011 at 12:20 PM local time, at Le Royal Meridien Shanghai, in Shanghai, China.

Investors will be able to access the live webcast of the presentation via the following link: http://www.wsw.com/webcast/rrshq19/scok.  Access to the site is public and the webcast will be available live and by replay one hour after the live webcast for approximately 90 days.

About SinoCoking

SinoCoking and Coke Chemical Industries, Inc., a Florida corporation, is a vertically-integrated coal and coke processor that uses coal from both its own mines and that of third-party mines to produce basic and value-added coal products for steel manufacturers, power generators, and various industrial users. SinoCoking currently has mining rights and capacity to extract 300,000 metric tons of coal per year from its own mines located in the Henan Province in central China. SinoCoking has been producing metallurgical coke since 2002, and acts as a key supplier to regional steel producers in central China. SinoCoking also produces and supplies thermal coal to its customers in central China. SinoCoking owns its assets and conducts its operations through its subsidiaries, Top Favour Limited, a British Virgin Islands holding company, Pingdingshan Hongyuan Energy Science and Technology Development Co., Ltd., Henan Province Pingdingshan Hongli Coal & Coke Co., Ltd., Baofeng Coking Factory, Baofeng Hongchang Coal Co., Ltd. and Baofeng Hongguang Environment Protection Electricity Generating Co., Ltd.

For further information about SinoCoking, please refer to our periodic reports filed with the Securities and Exchange Commission.

Contact:

SinoCoking Sam Wu Chief Financial Officer + 86-375-2882-999 wuzan@vip.sina.com	Investor Relations Counsel: The Equity Group Inc. Lena Cati / lcati@equityny.com / (212) 836-9611 Linda Latman / llatman@equityny.com / (212) 836-9609 www.theequitygroup.com